Exhibit 99

NIC Earns 9 Cents Per Share in Fourth Quarter 2013; Company Exceeds Annual Revenue and Earnings Guidance for the Year

Company projects solid growth in 2014

OLATHE, Kan.--(BUSINESS WIRE)--February 6, 2014--NIC Inc. (NASDAQ: EGOV), the dominant provider of eGovernment services, today announced net income of $6.2 million and earnings per share of 9 cents on total revenues of $60.8 million for the three months ended December 31, 2013. In the fourth quarter of 2012, the Company reported net income of $8.6 million and earnings per share of 13 cents on total revenues of $56.2 million.

Results for the quarter include $2.5 million in legal defense and other third party costs, net of insurance reimbursement, included in selling & administrative expenses related to the previously disclosed SEC matter for the Company’s Chief Financial Officer. These costs lowered earnings per share for the quarter by approximately 2 cents. During the quarter, a jury cleared NIC’s CFO of any liability in connection with all of the claims alleged by the SEC and the matter has concluded.

The Company’s effective tax rate in the current quarter increased to 44 percent from 30 percent in the prior year quarter. The higher effective tax rate in the current quarter was driven primarily by changes in state taxes, including true-ups upon the filing of state returns in the fourth quarter, which lowered earnings per share by approximately 1 cent. The lower effective tax rate in the prior year quarter was due to several factors, including the favorable outcome of an IRS examination and the related decrease in the liability for uncertain tax positions, along with changes in state taxes, which increased earnings per share in the prior year quarter between 1 and 2 cents. The Company currently expects its effective tax rate to approximate 40 percent in 2014.

Fourth Quarter 2013 Performance

Fourth quarter 2013 portal revenues were $57.3 million, a 7 percent increase over the fourth quarter of 2012. On a same state basis, portal revenues were up 4 percent in the current quarter. Same state transaction-based revenues from non-driver record (non-DMV) services rose 8 percent over the fourth quarter of 2012, and same state DMV revenues increased 5 percent, while same state software development revenues decreased 21 percent, primarily because the Company cycled against a strong quarter of project-based, time and materials revenues in the prior year quarter.

Current quarter revenues from the Company’s newest portals in Pennsylvania, which began generating revenues in the current quarter, and Wisconsin, which began generating revenues in the third quarter of 2013, were a combined $2.6 million. Revenues from the Virginia state agency partnerships were $0.8 million in the current quarter, while revenues from the Virginia state portal contract in the prior year quarter were $1.8 million.

Portal gross profits increased to $21.7 million, a 3 percent increase over the prior year quarter. NIC’s portal gross profit percentage was 38 percent in the current quarter, compared to 39 percent in the prior year quarter.

Software & services revenues were $3.5 million, up 25 percent from the fourth quarter of 2012, driven by a 16 percent, or $0.3 million, increase in revenues from the federal Pre-employment Screening Program, and $0.3 million of revenues from a new construction lien service launched in the state of North Carolina during the year. These services contributed to a 30 percent increase in software & services gross profits to $2.3 million for the quarter.

“NIC’s portal revenue growth this quarter was in line with our expectations, as we cycled against the exceptional growth we’ve experienced the past four quarters,” said NIC Chief Executive Officer and Chairman of the Board Harry Herington. “We have always vowed not to manage quarter by quarter, and our long-term vision continues to pay off as we experienced one of the most exceptional years of growth in NIC’s history.”

Operational Highlights

During the fourth quarter, the Wisconsin Department of Natural Resources signed an agreement with NIC’s subsidiary, Wisconsin Interactive Network, to provide the state’s online and point of sale hunting and fishing licensing system. The agreement to provide these services in Wisconsin, which is the second largest hunting and fishing licensing state in the nation, extends beyond the current master contract with the state and runs through May 2021. The system also includes applications, draws, harvest registration, commercial licensing, recreational vehicle renewals, snowmobile passes, and kiosks. The hunting and fishing licensing component will be piloted in the fall of 2015 with a full launch of the system in March 2016.

Also, the State of Oklahoma signed a one-year renewal extension with NIC’s subsidiary, Oklahoma Interactive, LLC, taking the contract through 2015.

As previously announced, the State of Connecticut signed a three-year contract with NIC’s subsidiary, Connecticut Interactive, LLC, in January 2014. The contract also includes additional renewal terms at the option of the state that could extend the contract through 2020.

Full-Year 2013 Performance

Fiscal year 2013 total revenues rose 19 percent to $249.3 million, and portal revenues grew 19 percent to $235.2 million, exceeding the high end of the Company’s 2013 revenue guidance. Revenue growth in 2013 was driven by the strong performance from the Texas motor vehicle inspection service launched in September 2012, and new non-DMV services in New Jersey and Colorado. On a same state basis, portal revenues were 14 percent higher than in 2012, with same state non-DMV transactional revenues growing 27 percent and same state DMV revenues up 5 percent for the year. Same state time & materials revenues relating to portal software development decreased 20 percent for the year, due primarily to the expiration of certain Texas Master Work Order projects in August 2012, as previously disclosed.

Portal gross profits increased to $92.1 million, a 23 percent increase over the prior year, and NIC’s portal gross profit percentage increased to 39 percent in 2013, up from 38 percent in 2012. Current year results include a one-time, non-cash, pre-tax charge of $5.1 million included in cost of portal revenues, reflecting the write off of outstanding accounts receivable due from the Commonwealth of Pennsylvania as previously disclosed.

Software & services revenues were $14.1 million, up 20 percent from 2012, driven by a 15 percent, or $1.1 million, increase in revenues from the federal Pre-employment Screening Program and $1.2 million of revenues from the new construction lien service launched in the state of North Carolina during the year. These services contributed to a 26 percent increase in software & services gross profits to $9.7 million for the year.

Selling & administrative expenses in 2013 reflect $4.0 million of costs, net of insurance reimbursement, related to the recently concluded SEC matter, compared to $0.5 million in 2012. As a percentage of total revenues, selling & administrative expenses were 16 percent in both the current and prior years.

Depreciation & amortization expense increased 32 percent in 2013 due mainly to capital expenditures for the Texas motor vehicle inspection service and to enhance corporate-wide information technology and security infrastructure. As a percentage of total revenues, depreciation & amortization expense was 3 percent in both the current and prior years.

Operating income increased 22 percent to $52.6 million for the year, and NIC’s operating income margin was 21 percent in the current year, up from 20 percent in the prior year.

NIC earned 49 cents per share in 2013, up from 40 cents in 2012, exceeding the high end of the Company’s 2013 earnings guidance.

On October 28, 2013, NIC’s Board of Directors declared a special cash dividend of $0.35 per share to stockholders of record on November 8, 2013. The dividend, totaling $23.0 million, was paid on January 2, 2014 from NIC’s cash reserves.

“This was an outstanding year of growth for NIC,” said NIC Chief Financial Officer Steve Kovzan. “We continued to add new state partners and generated exceptional same-state revenue growth by deploying online services on behalf of our government partners that business and citizens demand.”

Full-Year 2014 Outlook

For full-year 2014, NIC currently expects total revenues of $260.0-270.0 million, with portal revenues ranging from $246.0-255.0 million and software & services revenues ranging from $14.0-15.0 million. The Company also currently expects operating income to range from $57.5-62.5 million and net income of $34.7-37.7 million, with earnings per share ranging from 53-58 cents.

Portal gross profit margins for the year are currently expected to approximate 40 percent, while software & services gross profit margins are currently expected to be in the upper-60 percent range.

Selling & administrative expenses are currently expected to approximate 16 percent of total revenues. Depreciation & amortization expense as a percentage of total revenues is currently expected to range from 3 to 4 percent in 2014, with capital expenditures currently expected to range from $6.5-7.0 million for the year.

“Our financial guidance reflects healthy organic revenue growth in line with historical averages, as we cycle against exceptional growth in 2013,” said Steve Kovzan, NIC’s Chief Financial Officer. “Investment years in our new Wisconsin and Connecticut portals, set the stage for continued bottom line growth beyond 2014, while we also enter 2014 with a solid new state pipeline, which we hope will contribute favorably to our long-term success.”

Projections do not include revenues or costs from any unannounced contracts, including Louisiana, where the Company won an RFP bid, but has yet to complete contract negotiations.

Fourth Quarter Earnings Call and Webcast Details

On the call, the Company will discuss its 2013 fourth quarter and full-year financial results, its guidance for 2014, and answer questions from the investment community. The call may also include discussion of Company developments, and forward-looking and other material information about business and financial matters.

Dial-In Information
Thursday, February 6, 2014
4:30 p.m. (EST)
Call bridge: 800-762-8779 (U.S. callers) or 480-629-9645 (international callers)
Call leaders:	Harry Herington, Chief Executive Officer and Chairman of the Board
Steve Kovzan, Chief Financial Officer
Robert Knapp, Chief Operating Officer

Webcast Information

To sign in and listen: The Webcast system is available at http://www.egov.com/investors

A replay of NIC’s fourth quarter earnings call will be available until 11 p.m. (EDT) on August 7, 2014, by visiting http://www.egov.com/investors.

About NIC

NIC Inc. (NASDAQ: EGOV) is the nation's leading provider of official government portals and online services, and secure government payment processing solutions. The company's innovative eGovernment services help reduce costs and increase efficiencies for government agencies, citizens, and businesses across the country. The NIC family of companies provides eGovernment solutions for more than 3,500 federal, state, and local agencies across the United States. Additional information is available at http://www.egov.com.

Cautionary Statement Regarding Forward-Looking Information

Any statements contained in this release that do not relate to historical or current facts constitute forward-looking statements. These statements include statements regarding the Company’s potential financial performance for the current fiscal year, statements regarding the planned implementation of new portal contracts and statements regarding continued implementation of NIC’s business model and its development of new products and services. Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct. There are a number of important factors that could cause actual results to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, NIC’s ability to successfully integrate into its operations recently awarded eGovernment contracts; NIC’s ability to implement its new portal contracts in a timely and cost-effective manner; NIC’s ability to successfully increase the adoption and use of eGovernment services; the possibility of reductions in fees or revenues as a result of budget deficits, government shutdowns or changes in government policy; the success of the Company in renewing existing contracts and in signing contracts with new states and federal government agencies; continued favorable government legislation; NIC’s ability to develop new services; existing states and agencies adopting those new services; acceptance of eGovernment services by businesses and citizens; competition; the possibility of security breaches through cyber attacks; general economic conditions; and the other important cautionary statements and risk factors described in NIC’s 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2013 and in subsequent periodic reports filed with the SEC. Any forward-looking statements made in this release speak only as of the date of this release. NIC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.

NIC INC.
FINANCIAL SUMMARY
(UNAUDITED)
Thousands except per share amounts and percentages

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues:
Portal revenues	$57,326	$53,463	$235,183	$198,415
Software & services revenues	3,461	2,779	14,096	11,758
Total revenues	60,787	56,242	249,279	210,173
Operating expenses:
Cost of portal revenues, exclusive of depreciation & amortization	35,638	32,474	143,054	123,569
Cost of software & services revenues, exclusive of depreciation & amortization	1,137	996	4,357	4,041
Selling & administrative	10,871	8,316	40,925	32,852
Depreciation & amortization	2,112	2,069	8,333	6,519
Total operating expenses	49,758	43,855	196,669	166,981
Operating income	11,029	12,387	52,610	43,192
Other expense, net	(34)	(15)	(51)	(16)
Income before income taxes	10,995	12,372	52,559	43,176
Income tax provision	4,814	3,749	20,521	16,837
Net income	$6,181	$8,623	$32,038	$26,339

Basic net income per share	$0.09	$0.13	$0.49	$0.40
Diluted net income per share	$0.09	$0.13	$0.49	$0.40

Weighted average shares outstanding:
Basic	64,992	64,627	64,889	64,500
Diluted	65,061	64,696	64,954	64,565

Key Financial Metrics:
Revenue growth - outsourced portals	7%	29%	19%	17%
Same state revenue growth - outsourced portals	4%	21%	14%	10%
Recurring portal revenue as a % of total portal revenues	94%	92%	94%	92%
Gross profit % - outsourced portals	38%	39%	39%	38%
Revenue growth - software & services	25%	1%	20%	11%
Gross profit % - software & services	67%	64%	69%	66%
Selling & administrative expenses as a % of total revenues	18%	15%	16%	16%
Operating income as a % of total revenue	18%	22%	21%	20%

Portal Revenue Analysis:
DMV transaction-based	$19,842	$17,205	$83,671	$70,896
Non-DMV transaction-based	31,526	29,315	127,898	101,216
Portal software development	3,348	4,378	13,309	16,660
Portal management	2,610	2,565	10,305	9,643
Total portal revenues	$57,326	$53,463	$235,183	$198,415

NIC INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
Thousands except par value amount

	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash	$74,245	$62,358
Cash restricted for payment of dividend	22,982	-
Trade accounts receivable, net	52,818	55,261
Deferred income taxes, net	1,038	887
Prepaid expenses & other current assets	11,569	9,340
Total current assets	162,652	127,846
Property and equipment, net	15,167	16,025
Intangible assets, net	1,864	1,016
Other assets	290	253
Total assets	$179,973	$145,140

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$39,112	$43,664
Accrued expenses	20,822	18,948
Dividend payable	22,982	-
Other current liabilities	348	208
Total current liabilities	82,264	62,820

Deferred income taxes, net	2,432	2,050
Other long-term liabilities	2,341	1,346
Total liabilities	88,037	66,216

Commitments and contingencies	-	-

Stockholders' equity:
Common stock, $0.0001 par, 200,000 shares authorized, 64,993 and 64,628 shares issued and outstanding	6	6
Additional paid-in capital	88,397	84,308
Retained earnings (accumulated deficit)	3,533	(5,390)
Total stockholders' equity	91,936	78,924
Total liabilities and stockholders' equity	$179,973	$145,140

NIC INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
(UNAUDITED)
Thousands

			Additional
	Common Stock		Paid-in	Retained Earnings
	Shares	Amount	Capital	(Accumulated Deficit)	Total
Balance, January 1, 2013	64,628	$6	$84,308	$(5,390)	$78,924
Net income	-	-	-	32,038	32,038
Dividends declared	-	-	-	(22,982)	(22,982)
Dividend equivalents on performance-based restricted stock awards	-	-	-	(133)	(133)
Restricted stock vestings	402	-	83	-	83
Dividend equivalents cancelled upon forfeiture of performance-based restricted stock awards	-	-	50	-	50
Shares surrendered and cancelled upon vesting of restricted stock to satisfy tax withholdings	(125)	-	(2,276)	-	(2,276)
Stock-based compensation	-	-	4,026	-	4,026
Tax deductions relating to stock-based compensation	-	-	1,302	-	1,302
Issuance of common stock under employee stock purchase plan	88	-	904	-	904
Balance, December 31, 2013	64,993	$6	$88,397	$3,533	$91,936

NIC INC.
CASH FLOW SUMMARY
(UNAUDITED)
Thousands

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012

Cash flows from operating activities:
Net income	$6,181	$8,623	$32,038	$26,339
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization	2,112	2,069	8,333	6,519
Provision for losses on accounts receivable	104	103	5,229	260
Stock-based compensation expense	759	694	4,026	3,803
Deferred income taxes	72	(346)	(1,070)	734
Loss on disposal of property and equipment	34	15	51	16
Changes in operating assets and liabilities:
(Increase) decrease in trade accounts receivable, net	8,123	(985)	(2,786)	(6,215)
(Increase) decrease in prepaid expenses & other current assets	613	1,688	(928)	(1,919)
(Increase) in other assets	(31)	(2)	(37)	(10)
(Decrease) in accounts payable	(6,685)	(4,099)	(4,502)	(1,374)
Increase (decrease) in accrued expenses	(1,890)	(765)	(587)	397
Increase in other current liabilities	104	218	223	102
Increase (decrease) in other long-term liabilities	1	(149)	863	(262)
Net cash provided by operating activities	9,497	7,064	40,853	28,390
Cash flows from investing activities:
Purchases of property and equipment	(2,772)	(1,402)	(6,717)	(12,776)
Proceeds from sale of property and equipment	16	-	16	-
Capitalized internal use software development costs	(410)	(164)	(1,489)	(714)
Net cash used in investing activities	(3,166)	(1,566)	(8,190)	(13,490)
Cash flows from financing activities:
Cash dividends on common stock	-	(16,338)	-	(16,338)
Cash restricted for payment of dividend	(22,982)	-	(22,982)	-
Proceeds from employee common stock purchases	-	-	904	806
Tax deductions related to stock-based compensation	(33)	154	1,302	1,351
Net cash used in financing activities	(23,015)	(16,184)	(20,776)	(14,181)
Net increase (decrease) in cash	(16,684)	(10,686)	11,887	719
Cash, beginning of period	90,929	73,044	62,358	61,639
Cash, end of period	$74,245	$62,358	$74,245	$62,358
Other cash flow information:
Non-cash investing activities:
Capital expenditures accrued but not yet paid	$185	$145	$185	$145
Cash payments:
Income taxes paid	$3,195	$2,254	$15,939	$14,108
Cash dividends on common stock previously restricted for payment of dividend	$-	$-	$-	$16,231

CONTACT:
NIC
Angela Davied, 913-754-7054
Director of Communications
& Investor Relations
adavied@egov.com